Exhibit 23.4

                               CONSENT OF COUNSEL

We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption "United States Federal Tax Considerations" in the Prospectus related to this Registration Statement on Form S-8 filed by Conexant Systems, Inc. in respect of the Philsar Semiconductor Inc. Stock Option Plan.

CHADBOURNE & PARKE LLP

New York, New York
June 13, 2000